Exhibit 4.1
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO A WARRANT ISSUANCE AGREEMENT, DATED OCTOBER 23, 2009, BETWEEN THE ISSUER OF THE WARRANT AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THIS INSTRUMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE TERMS OF THIS INSTRUMENT WILL BE VOID.
WARRANT
to purchase
Shares of the Common Stock of
ION Geophysical Corporation
a Delaware Corporation
Issue Date: October 27, 2009
     1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
     “affiliate” has the meaning ascribed to it in the Warrant Issuance Agreement.
     “Adjusted Exercise Price” has the meaning set forth in Section 2(C).
     “Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding upon the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company.
     “Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.
     “Bridge Funding” has the meaning ascribed to it in the Warrant Issuance Agreement.
     “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Texas generally are authorized or required by law or other governmental actions to close.

     “Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
     “CFIUS” means the Committee on Foreign Investments in the United States.
     “CFIUS Approval” means any of the following: (i) CFIUS shall have provided notice to the Company and the Original Warrantholder to the effect that a review or investigation of the Proposed Transaction has been concluded, and that a determination has been made that there are no unresolved U.S. national security concerns; (ii) CFIUS shall have provided notice to the Company and the Original Warrantholder to the effect that a review or investigation of the Proposed Transaction has been concluded, and that a determination has been made that mitigation efforts are necessary to resolve the U.S. national security concerns of CFIUS and the Company and the Original Warrantholder shall have agreed on such mitigation efforts and entered into such agreements that permit CFIUS to confirm that there are no unresolved U.S. national security concerns or (iii) the period of time for any applicable review process by CFIUS and any subsequent Presidential decision whether to take action under Exon-Florio shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Proposed Transaction under Exon-Florio on the basis that they threaten to impair the national security of the United States or otherwise.
     “CFIUS Regulations” means the regulations set forth in Title 31, part 800 of the Code of Federal Regulations that implement Exon-Florio.
     “Common Stock” means the Company’s common stock, par value US$0.01 per share.
     “Company” means ION Geophysical Corporation, a Delaware corporation.
     “conversion” has the meaning set forth in Section 13(B).
     “Convertible Notes” has the meaning ascribed to it in the Warrant Issuance Agreement.
     “convertible securities” has the meaning set forth in Section 13(B).
     “Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 3, 2008 (as amended, modified and supplemented from time to time (including by the Sixth Amendment to the Amended and Restated Credit Agreement), the “Credit Agreement”), among the Company, ION International S.À.R.L., a Luxembourg private limited company (société à responsabilité limitée), the guarantors, HSBC Bank USA, N.A., ABN AMRO Incorporated, as Joint Lead Arranger and Joint Bookrunner and the lenders named therein.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Exercise Approvals” means the collective reference to the Shareholder Approvals and the Regulatory Approvals.
     “Exercise Price” means an amount initially equal to $2.80, subject to adjustments pursuant to Sections 2 and 13.
     “Exon-Florio” means Section 721 of Title VII of the Defense Production Act of 1950, as amended.
     “Expiration Time” has the meaning set forth in Section 3(A).

     “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith or, with respect to Section 14, as determined by the Original Warrantholder acting in good faith. If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof and the Warrantholder and the Company are unable to agree on fair market value during the 10-day period following the delivery of the Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder’s objection.
     “HKIAC” has the meaning set forth in Section 16.
     “Initial Number” has the meaning set forth in Section 13(B).
     “Issuance Certificate” has the meaning set forth in Section 4(A).
     “Issue Date” means October 27, 2009.
     “Market Price” means, with respect to a particular security, on any given day, (a) if the security is listed on a national securities exchange, the last sale price, regular way, of such security on such date or, in case no such sale takes place on such day, the average of the last closing bid and ask prices, regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading; or (b) if not listed or admitted to trading on any national securities exchange, or if the security is not then listed or admitted to trading on any national securities exchange, but is designated as a national market system security, the last trading price of the security on such date; or (c) if there shall have been no trading on such date or if the security is not so designated, the average of the reported closing bid and asked price of the security, on such date as shown by NASDAQ and reported by any member firm of the NYSE selected by the Company; or (d) if none of the above is applicable, a market price per share determined in good faith by the Board of Directors, which shall be deemed to be “Market Price” unless the Warrantholder requests that the Company obtain an opinion of a nationally recognized investment banking firm chosen by the Company (who shall bear the expense) and reasonably acceptable to such requesting Warrantholder, in which event the Market Price shall be as determined by such investment banking firm.
     “Maximum Share Number” means the number equal to the Stated Value divided by the Exercise Price.
     “Notice of Exercise” has the meaning set forth in Section 3(B).
     “NYSE” means the New York Stock Exchange.
     “Original Warrantholder” means BGP Inc., China National Petroleum Corporation. Any actions specified to be taken by the Original Warrantholder hereunder may only be taken by such Person or a member of the Original Warrantholder Group and not by any other Warrantholder.
     “Original Warrantholder Group” means the Original Warrantholder and its affiliates.
     “Outside Date” has the meaning set forth in Section 2(C).
     “Per Share Fair Market Value” has the meaning set forth in Section 13(C).
     “Permitted Transactions” has the meaning set forth in Section 13(B).
     “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

     “Pro Rata Repurchases” means any purchase of Shares by the Company or any affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.
     “Proposed Transaction” means the transactions substantially as contemplated in the Transaction Term Sheet.
     “Registration Rights Agreement” has the meaning ascribed to it in the Warrant Issuance Agreement.
     “Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for Shares and to own such Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under any applicable law, rule or regulation, including, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “SEC” means the U.S. Securities and Exchange Commission.
     “SEC Reports” has the meaning ascribed to it in the Warrant Issuance Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Shareholder Approvals” means only those shareholder approvals necessary to (A) approve the exercise of this Warrant for Shares for purposes of Section 312.03 of the NYSE Listed Company Manual, and/or (B) amend the certificate of incorporation to increase the number of authorized shares of Common Stock to the extent necessary to permit the exercise of this Warrant.
     “Shares” means shares of Common Stock and any Capital Stock (or other property) for or into which Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Change of Control to which the Company is a party.
     “Stated Value” means an amount initially equal to US$40,000,000, subject to adjustments from time to time pursuant to Sections 2 and 13.
     “trading day” means (A) if the Common Stock is not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the Common Stock is traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the Common Stock (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     “Transaction Term Sheet” means the Term Sheet, dated as of October 23, 2009, between the Company and the Original Warrantholder.

     “Triggering Event” has the meaning set forth in Section 2(C).
     “U.S. GAAP” means United States generally accepted accounting principles.
     “Warrant” means this Warrant, issued pursuant to the Warrant Issuance Agreement.
     “Warrant Issuance Agreement” means the Warrant Issuance Agreement, dated as of October 23, 2009, as amended from time to time, between the Company and the Original Warrantholder, including all exhibits and annexes thereto.
     “Warrantholder” has the meaning set forth in Section 2(A).
     2. Number of Shares; Exercise Price; Adjustments.
     (A) This certifies that, for value received, the Original Warrantholder or its permitted assigns and transferees (any of such Persons, the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, after the receipt of all applicable Exercise Approvals, if any, up to the Maximum Share Number of fully paid and nonassessable Shares, at a purchase price per Share equal to the Exercise Price; provided that the number of Shares issuable under the Warrant, the Exercise Price and the Stated Value are subject to adjustments as provided herein, and all references to “Common Stock,” “Shares” and, “Exercise Price” and “Stated Value” herein shall be deemed to include any such adjustment or series of adjustments.
     (B) If any outstanding principal amount under the Convertible Notes is converted to Shares in accordance with the terms of such Convertible Notes and the Credit Agreement, the Stated Value shall be reduced by the principal amount so converted and the Maximum Share Number shall be adjusted accordingly.
     (C) Solely in the case that all aspects of the Proposed Transaction cannot be completed by March 31, 2010 (the “Outside Date”) due to, in the reasonable judgment of the Original Warrantholder, the occurrence of a statement, order or other indication from the relevant United States regulatory agencies or other bodies with jurisdiction to review and approve the Proposed Transaction (including, but not limited to, CFIUS) that all aspects of the Proposed Transaction as described in the Transaction Term Sheet and the definitive documents to be generated pursuant thereto would not be approved, would be opposed, objected to or sanctioned or that the terms of the Proposed Transaction, or the Original Warrantholder Group’s business and operations, would be required to be altered in order to obtain approval (or upon the earlier abandonment by the Original Warrantholder of the Proposed Transaction due to such statement, order or indication) (each, a “Triggering Event”), the Exercise Price shall be adjusted to equal the Adjusted Exercise Price. The “Adjusted Exercise Price” shall be equal to the lesser of (i) 75% of the lowest trading price over a ten (10) consecutive trading day period, beginning on and inclusive of the first (1st) trading day following the public announcement of such failure to complete the Proposed Transaction (or abandonment thereof) or (ii) the Exercise Price immediately prior to such adjustment, as may be required to be adjusted if the adjustments set forth in Section 13 would apply to adjust the Exercise Price. For the avoidance of doubt, any adjustment to the Exercise Price required by this Section 2(C) shall not be exclusive of other adjustments contemplated or required by Section 13.
     3. Exercise of Warrant; Term.
     (A) To the extent permitted by applicable laws and regulations and after the receipt of applicable Exercise Approvals, if any, the right to purchase Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time commencing from the Issue Date up to 5:00 p.m., New York City time on the earlier of (i) December 31, 2010 or (ii) such time that the Maximum Share Number is equal to zero and no Share is issuable pursuant to this Warrant (the “Expiration Time”); provided that the Original Warrantholder shall only exercise its right to purchase Shares represented by this warrant (i) in a manner consistent with CFIUS Approval; (ii) in a manner that would constitute a non-control transaction or passive investment under

CFIUS Regulations; (iii) as part of a transaction that will involve a transfer of such shares to a “U.S. person ” as defined in the CFIUS Regulations or (iv) in any combination of the means set forth in items (i) to (iii) of this proviso; and provided further that the previous proviso shall have no bearing whatsoever on the ability of the Original Warrantholder to transfer this warrant, in whole or in part, as may otherwise be permitted by the terms of this Warrant and the Warrant Issuance Agreement.
     (B) The exercise of the Warrant shall be by (A) the surrender of its Warrant and a notice of exercise substantially in the form attached hereto (the “Notice of Exercise”), duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company located at 2105 CityWest Blvd., Suite 400, Houston, Texas, 77041-2839, the United States of America (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:
          (i) by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or
          (ii) in the event that the Warrantholder is not able to obtain the applicable approvals in the People’s Republic of China for its exercise of the Warrant by cash after using its reasonable best efforts, by having the Company withhold, from the Shares that would otherwise be delivered to the Warrantholder upon such exercise, Shares issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of Shares on the trading day immediately prior to the date on which this Warrant is exercised and the Notice of Exercise is delivered to the Company pursuant to this Section 3;
     (C) If the Warrantholder does not exercise the Warrant in its entirety, the Warrantholder (or its designees) will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) business days, a new warrant in identical form but with a lowered Stated Value (in addition to any reduction required by Section 2(B)) equal to the Stated Value of this Warrant minus the product of (i) the number of Shares issued from such partial exercise(s) of the Warrant (or, if the Warrant is exercised pursuant to Section 3(B)(ii), the number of Shares actually issued plus the number of Shares withheld as payment of the Exercise Price for such purchased Shares) and (ii) the aggregate Exercise Price of such exercise(s).
     (D) Without in any way limiting the effect of Section 3(A), the Warrantholder hereby acknowledges and agrees that if a Triggering Event occurs, its full exercise of this Warrant for Shares may be subject to applicable Shareholder Approvals.
     (E) Subject to Section 3(A), contemporaneously with the closing of the Proposed Transaction, the Original Warrantholder, if still in possession of the Warrant at that time, shall be obligated to exercise the Warrant in full (except to the extent of any conversion of outstanding amount under the Convertible Notes into Shares contemporaneously with the closing of the Proposed Transaction).
     (F) Contemporaneously with the closing of the Proposed Transaction and after giving effect to any mandatory exercise of the Warrant, if any, pursuant to Section 3(E), the Warrant shall terminate.
     4. Issuance of Shares; Authorization; Registration; Listing.
     (A) Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed five (5) business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. Contemporaneously with the delivery of such shares certificates, the Company shall deliver a certificate (the “Issuance Certificate”) to the recipient of the share certificates that the Company’s representations and warranties as set forth in Section 2.2(l) of the Warrant Issuance Agreement are true and correct as though made on and as of the date of the Issuance Certificate (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date); provided that the Company’s representations and warranties given in the Issuance Certificate shall be qualified by the information set forth or incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or its SEC Reports on or after December 31, 2008 but prior to the date of the Issuance Certificate.
     (B) The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. Subject to receipt of Shareholder Approvals, if applicable, the Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of Shares then issuable upon exercise of this Warrant at any time.
     (C) Resales of the Shares issued upon the exercise of the Warrant may be registered under the Securities Act pursuant to the Registration Rights Agreement.
     (D) The Company will (i) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (ii) maintain such listings of the Common Stock at all times after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Common Stock listed or traded.
     5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the pro-rated Exercise Price for such fractional Share, subject to the terms of the Credit Agreement.
     6. No Rights as Stockholders. This Warrant by itself does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof and the acquisition of Shares pursuant thereto.
     7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.
     8. Transfer/Assignment.
     (A) Subject to compliance with clause (B) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant or warrants shall be made and delivered by the Company, in identical form and of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, and with such adjustments to the Stated Value as may be necessary to reflect any partial transfer, to the office or agency of the Company described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

     (B) If and for so long as required by the Warrant Issuance Agreement, the certificate for this Warrant shall contain a legend as set forth in Section 2.3(c) of the Warrant Issuance Agreement. The Warrantholder shall not transfer any part of the Warrant to the Persons set forth in Schedule 4.3(a) to the Warrant Issuance Agreement.
     (C) The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.
     (D) Without in any way limiting the effect of and subject to the other provisions of this Section 8, this Warrant is freely transferable by the Warrantholder at any time, including, but not limited to, the Original Warrantholder.
     9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants in identical form and of like tenor and representing the right to purchase the same aggregate number of Shares, with such adjustments to the Stated Value as may be necessary to reflect any partial exchange. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
     10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
     11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.
     12. Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to, if permitted by the terms of this Warrant and the Warrant Issuance Agreement, sell this Warrant without registration under the Securities Act within the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.
     13. Adjustments and Other Rights. In addition to adjustments provided for in Section 2, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 13 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment (pursuant to Sections 2 and/or 13) under more than one subsection of this Section 13 so as to result in duplication:
     (A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on the Common Stock in Shares, (ii) subdivide or reclassify the outstanding Shares into a greater number of Shares, or (iii) combine or reclassify the outstanding Shares into a smaller number of Shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of Shares which such holder would have owned or been entitled to receive in respect of the Shares subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the Stated Value by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
     (B) Certain Issuances of Shares or Convertible Securities. If the Company shall issue Shares (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for Shares) (collectively, “convertible securities”) (other than in connection with (1) the Permitted Transactions (as defined below), (2) a transaction to which subsection (A) of this Section 13 is applicable, (3) the conversion of the Company’s outstanding Series D Cumulative Convertible Preferred Stock and (4) the conversion of the Convertible Notes and the exercise of Warrant) without consideration or at a consideration per share (or having a conversion price per share) that is less than 95% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:
          (i) the number of Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such Shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (1) the numerator of which shall be the sum of (x) the number of Shares of the Company outstanding on such date and (y) the number of additional Shares issued (or into which convertible securities may be exercised or convert) and (2) the denominator of which shall be the sum of (I) the number of Shares outstanding on such date and (II) the number of Shares which the aggregate consideration receivable by the Company for the total number of Shares so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and
          (ii) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of Shares issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of Shares issuable upon exercise of this Warrant immediately after the adjustment described in clause (i) above.
     For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such Shares or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Shares; and the “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets or (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board of Directors. Any adjustment made pursuant to this Section 13(B) shall become effective immediately upon the date of such issuance.
     (C) Other Distributions. In case the Company shall fix a record date for the making of a distribution of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of the Common Stock and other dividends or distributions referred to in Section 13(A)) to holders of Shares, in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regularly on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing the Stated Value by the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.
     (D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be adjusted to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a Share on the trading day immediately preceding the first public announcement by the Company or any of its affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Shares outstanding immediately prior to such Pro Rata Repurchase minus the number of Shares so repurchased and (ii) the Market Price per Share on the trading day immediately preceding the first public announcement by the Company or any of its affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing the Stated Value by the new Exercise Price determined in accordance with the immediately preceding sentence.
     (E) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(A)), the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Warrantholder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.
     (F) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a Share, or more.
     (G) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional Shares issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Share (if paying such cash is permitted by the terms of the Credit Agreement); provided that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
     (H) Other Events. If any event occurs as to which the provisions of this Section 13 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly and adequately protect the purchase rights of the Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such purchase rights as aforesaid.
     (I) Statement Regarding Adjustments. Whenever the Exercise Price, the number of Shares into which this Warrant is exercisable or the Stated Value shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.
     (J) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in this Section 13(J), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
     (K) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, NYSE or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.
     (L) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock; provided that the par value of the Common Stock shall not increase while the Warrant is outstanding.
     14. Exchange. At any time (i) following the date on which the Common Stock is no longer listed or admitted to trading on a national securities exchange or (ii) following the three (3) month anniversary of the date on which the Exercise Price is adjusted pursuant to a Triggering Event and until the receipt of the Shareholder Approvals allowing the full exercise of this Warrant for the Common Stock, the Warrantholder may cause the Company to exchange all or a portion of this Warrant for an economic interest (to be determined by the Warrantholder after consultation with the Company) of the Company classified as permanent equity under U.S. GAAP having a value equal to the Fair Market Value of the portion of the Warrant so exchanged (provided that, in case of clause (ii) only, such issuance does not violate any rules of the principal stock exchange on which the Common Stock is then listed and that if the Company is required to obtain any required shareholder approval prior to such issuance, the Company shall use its best efforts to obtain such approval). The Warrantholder shall calculate any Fair Market Value required to be calculated pursuant to this Section 14, which shall not be subject to the Appraisal Procedure.

     15. No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.
     16. Governing Law. THIS WARRANT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY AND WARRANTHOLDER AGREES ALL DISPUTES ARISING IN CONNECTION WITH THIS WARRANT, OR THE BREACH, TERMINATION, INTERPRETATION OR VALIDITY THEREOF, SHALL BE FINALLY SETTLED BY THE HONG KONG INTERNATIONAL ARBITRATION CENTRE (THE “HKIAC”) PURSUANT TO UNCITRAL RULES WITH THE COMPANY, ON THE ONE HAND, BEING ENTITLED TO DESIGNATE ONE ARBITRATOR, AND WITH THE WARRANTHOLDER, ON THE OTHER HAND, BEING ENTITLED TO DESIGNATE ONE ARBITRATOR, WHILE THE THIRD ARBITRATOR WILL BE SELECTED BY AGREEMENT BETWEEN THE TWO DESIGNATED ARBITRATORS OR, FAILING SUCH AGREEMENT, WITHIN TEN (10) CALENDAR DAYS OF INITIAL CONSULTATION BETWEEN THE TWO ARBITRATORS, BY THE HKIAC PURSUANT TO ITS ARBITRATION RULES. IF ANY PARTY FAILS TO DESIGNATE ITS ARBITRATOR WITHIN 20 CALENDAR DAYS AFTER THE DESIGNATION OF THE FIRST OF THE THREE ARBITRATORS, THE HKIAC SHALL HAVE THE AUTHORITY TO DESIGNATE ANY PERSON WHOSE INTERESTS ARE NEUTRAL TO THE COMPANY AND THE WARRANTHOLDER AS THE SECOND OF THE THREE ARBITRATORS. THE ARBITRATION SHALL BE CONDUCTED IN ENGLISH. TO THE EXTENT CONSISTENT WITH UNCITRAL RULES, EACH OF THE COMPANY AND WARRANTHOLDER HERETO SHALL COOPERATE WITH THE OTHERS IN PROVISION OF INFORMATION DURING ANY DISCOVERY PROCESS RELATING TO ARBITRATIONS IN CONNECTION WITH THIS WARRANT. THE COMPANY AND WARRANTHOLDER HERETO FURTHER AGREE THAT, TO THE EXTENT CONSISTENT WITH UNCITRAL RULES, THEY SHALL BE ENTITLED TO SEEK TEMPORARY AND PERMANENT INJUNCTIVE RELIEF FROM THE ARBITRATORS WITHOUT THE NECESSITY OF PROVING ACTUAL DAMAGES AND WITHOUT POSTING A BOND OR OTHER SECURITY. EACH OF THE COMPANY AND THE WARRANTHOLDER AGREES THAT NOTICE MAY BE SERVED UPON THE COMPANY AT THE ADDRESS IN SECTION 19 BELOW AND UPON THE WARRANTHOLDER AT THE ADDRESS FOR THE WARRANTHOLDER SET FORTH IN THE REGISTRY MAINTAINED BY THE COMPANY PURSUANT TO SECTION 9 HEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE WARRANTHOLDER HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     17. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.
     18. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.
     19. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:
ION Geophysical Corporation
2105 CityWest Blvd.
Suite 400
Houston, Texas 77042-2839
United States of America
Attention: Mr. David L. Roland
Facsimile: (+001-281) 879 3600
If to the Warrantholder, to the address set forth in the registry maintained by the Company pursuant to Section 9 hereof.
     20. Entire Agreement. This Warrant and the forms attached hereto, the Warrant Issuance Agreement and the Registration Rights Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.
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In Witness Whereof, the Company has caused this Warrant to be duly executed by a duly authorized officer.
Dated: October 27, 2009

ION Geophysical Corporation
By:	/s/ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President and General Counsel

Attest:
By:	/s/ Debra A. Addington
	Name:	Debra A. Addington
	Title:	Legal Assistant